THE LEARNING COMPANY
               SUPPLEMENT TO PROSPECTUS DATED JANUARY 26, 1996

                    The Learning Company, formerly known as SoftKey International Inc. (the "Company"), has been informed that as of January 27, 1997, (a) Fidelity Devonshire
          Trust: Fidelity Equity-Income Fund, a Selling Holder under the Prospectus dated January 26, 1996 (the "Prospectus") of the Company relating to the offer and sale of 51/2% Senior Convertible Notes Due 2000 in the aggregate principal amount of $350,000,000 (the "Notes"), beneficially owns $18,190,000, rather than $4,030,000, aggregate principal amount of Notes that may be sold under the Prospectus and (b) Fidelity Management Trust Company, on behalf of accounts managed by it, also a Selling Holder under the Prospectus, beneficially owns $3,250,000, rather than $9,200,000, aggregate principal amount of Notes that may be sold under the Prospectus.

                    Accordingly, information regarding both
          Fidelity Devonshire Trust: Fidelity Equity-Income Fund and Fidelity Management Trust Company, on behalf of accounts managed by it, in the columns entitled "Aggregate Principal Amount of Notes That May Be Sold" and "Number of Shares of Common Stock That May Be Sold" in the table under the caption "Selling Holders" beginning on page 11 of the Prospectus is amended and restated in its entirety to read as follows:

                              Aggregate Principal      Number of Shares
                                Amount of Notes        of Common Stock
                               That May Be Sold        That May Be Sold
                              -------------------      ----------------
Fidelity Devonshire Trust:
Fidelity Equity-Income Fund        18,190,000               343,207

Fidelity Management Trust
Company, on behalf of
accounts managed by it              3,520,000                66,415




          January 31, 1997